STOCKHOLDER RIGHTS AGREEMENT

among

ECO-STIM ENERGY SOLUTIONS, INC.

and

the Stockholders named herein

dated as of

May 28, 2014

i

STOCKHOLDER RIGHTS AGREEMENT

This Stockholder Rights Agreement (as executed and as it may be amended, supplemented, restated or otherwise modified from time to time, as provided herein, this “Agreement”), dated as of May 28, 2014, is entered into among ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Company”), ACM EMERGING MARKETS MASTER FUND I, L.P. a Cayman Islands exempted limited partnership (including Persons that become parties to and bound by this Agreement as an “Investor”, the “Investors”), each Person identified on Schedule A hereto and executing a signature page hereto (each, a “Management Stockholder” and, collectively, the “Management Stockholders”) and each other Person who after the date hereof acquires securities of the Company and agrees to become a party to, and bound by, this Agreement as an “Investor” or a “Management Stockholder” by executing a Joinder Agreement. The Investors and the Management Stockholders and their respective Permitted Transferees are each referred to herein as a “Stockholder” and, collectively, the “Stockholders”.

RECITALS

WHEREAS, the Company entered into that certain Convertible Note Facility Agreement dated as of May 28, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Notes Agreement”), between the Company and the Investor;

WHEREAS, in connection with the execution of the Notes Agreement, the Company entered a Securities Purchase Option Agreement dated as of May 28, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Option Agreement”) with the Company granting the Investors the option to subscribe for 1,333,333 shares of the Common Stock of the Company on the terms and subject to the conditions set forth therein;

WHEREAS, the Company and the Stockholders desire to enter into this Agreement to set forth their understanding and agreement as to the shares of capital stock held by the Stockholders, including the voting, tender and transfer of such shares under the circumstances set forth herein; and

WHEREAS, on the date hereof, the Board is adopting Amended and Restated Bylaws of the Company, effective from and after the date hereof, to, among other things, implement certain rights of the Investors set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

Section 1.01 Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.01:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, no individual shall be deemed an Affiliate of a Person solely by reason of his or her being a director, committee member, officer or employee of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable ROFR Rightholder Exercise Notice” has the meaning set forth in Section 4.03(d)(ii).

“Applicable ROFR Rightholder Option Period” has the meaning set forth in Section 4.03(d)(ii).

“Applicable ROFR Rightholders” has the meaning set forth in Section 4.03(a).

“Award Agreements” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of any individual grant of Stock Options under the Stock Option Plan.

“Board” has the meaning set forth in Section 2.01(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

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“Capital Stock” means the Preferred Stock, the Common Stock and any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof.

“Certificate of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as filed on November 26, 2013 with the Secretary of State of the State of Nevada and as amended, supplemented, restated or otherwise modified from time to time.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Common Stock (or other voting stock of the Company) on a Fully Diluted Basis being held by a Third Party Purchaser; (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Stockholders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company; or (d) a “Change of Control” as defined in the Notes Agreement.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the Preamble.

“Company Subsidiary” means a Subsidiary of the Company.

“Director” has the meaning set forth in Section 2.01(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Issuance” means an issuance or sale of any Capital Stock or Stock Equivalents in connection with: (a) a grant to any existing or prospective Directors, officers or other employees of the Company or any Company Subsidiary pursuant to the Stock Option Plan or similar equity-based plans or other compensation agreement; (b) the conversion or exchange of any securities of the Company into Capital Stock, or the exercise of any warrants or other rights to acquire Capital Stock; (c) any subdivision of Capital Stock (by a split of Capital Stock or otherwise), payment of stock dividend, reclassification, reorganization or any similar recapitalization; (d) a merger, consolidation, amalgamation, or acquisition between the Company and another Person (other than an Affiliate of the Company) that is approved by the Board in accordance with the terms of this Agreement; or (e) a financing transaction that is approved by the Board in accordance with the terms of this Agreement.

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“Exercising Applicable ROFR Rightholder” has the meaning set forth in Section 4.03(d)(iii).

“Exercising Applicable ROFR Rightholder Exercise Notice” has the meaning set forth in Section 4.03(d)(iii).

“Exercising Applicable ROFR Rightholder Notice” has the meaning set forth in Section 4.03(d)(iii).

“Exercising Applicable ROFR Rightholder Option Period” has the meaning set forth in Section 4.03(d)(iii).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all Capital Stock, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible; or (b) with respect to any specified type, class or series of Capital Stock, all issued and outstanding shares of Capital Stock designated as such type, class or series and all such designated shares of Capital Stock issuable upon the conversion or exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

“Fully Electing Tag-Along Stockholder” has the meaning set forth in Section 4.04(d)(ii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Investors” has the meaning set forth in the Preamble.

“Investor Director” has the meaning set forth in Section 2.01(iii).

“Investor Nominee” has the meaning set forth in Section 2.01(iii).

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“Issuance Notice” has the meaning set forth in Section 3.01(b).

“Joinder Agreement” means the Joinder Agreement to this Agreement in form and substance attached hereto as Exhibit A.

“Management Stockholder” has the meaning set forth in the Preamble.

“National Securities Exchange” means a securities exchange that has registered with the Securities and Exchange Commission under Section 6 of the Exchange Act.

“Nevada Act” means Chapter 78 of Nevada Revised Statutes and any successor statute, as it may be amended from time to time.

“New Securities” means any authorized but unissued Shares or any Stock Equivalents.

“Notes Agreement” has the meaning set forth in the Recitals.

“Offered Stock” has the meaning set forth in Section 4.03(a).

“Offering Stockholder” has the meaning set forth in Section 4.03(a).

“Option Agreement” has the meaning set forth in the Recitals.

“Permitted Transfer” means a Transfer of Capital Stock or Stock Equivalents carried out pursuant to Section 4.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-emptive Acceptance Notice” has the meaning set forth in Section 3.01(c).

“Pre-emptive Exercise Period” has the meaning set forth in Section 3.01(c).

“Pre-emptive Portion” means 40% of any New Securities that the Company may from time to time propose to issue or sell to any party, excluding any New Securities proposed to be issued or sold in an Excluded Issuance.

“Pre-emptive Stockholder” has the meaning set forth in Section 3.01(a).

“Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Preferred Stock” in the Certificate of Incorporation, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

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“Prospective Purchaser” has the meaning set forth in Section 3.01(b).

“Prospective Transferee” has the meaning set forth in Section 4.03(a).

“Public Offering” means any public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Related Agreements” has the meaning set forth in Section 6.06.

“Remaining Tag-along Stock” has the meaning set forth in Section 4.04(e)(i).

“Remaining Tag-along Stock Exercise Notice” has the meaning set forth in Section 4.04(e)(ii).

“Remaining Tag-along Stock Exercise Period” has the meaning set forth in Section 4.04(e)(ii).

“Remaining Tag-along Stock Notice” has the meaning set forth in Section 4.04(e)(i).

“ROFR Notice” has the meaning set forth in Section 4.03(c).

“ROFR Pro Rata Portion” means, for any Applicable ROFR Rightholder and for any particular class or series of Offered Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Offered Stock owned by such Applicable ROFR Rightholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Offered Stock owned by all of the Applicable ROFR Rightholders immediately prior to such time.

“ROFR Rightholders” has the meaning set forth in Section 4.03(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Stockholder” has the meaning set forth in Section 4.04(a).

“Shares” means shares of (a) Common Stock; (b) Preferred Stock; and (c) any other Capital Stock, in each case together with any Stock Equivalents thereon, purchased, owned or otherwise acquired by a Stockholder as of or after the date hereof, and any securities issued in respect of any of the foregoing, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

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“Spousal Consent” has the meaning set forth in Section 6.19.

“Stock Equivalents” means any Stock Option and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire Shares or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

“Stock Option Plan” means the 2013 Stock Incentive Plan of the Company, as amended, supplemented, restated or otherwise modified from time to time.

“Stock Options” means stock options, restricted stock, restricted stock units, performance shares, phantom stock, bonus stock, or other equity awards of the Company granted pursuant to the Stock Option Plan and the Award Agreements thereunder.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority” means, with respect to the Board at any time, not less than two-thirds (2/3rds) of the Directors on the Board at such time.

“Tag-along Exercise Notice” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Exercise Period” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Notice” has the meaning set forth in Section 4.04(c).

“Tag-along Pro Rata Portion” means, for any Selling Stockholder or Tag-along Stockholder and for any particular class or series of Tag-along Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Tag-along Stock owned by such Stockholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Tag-along Stock owned by the Selling Stockholder and all of the Tag-along Stockholders timely electing to participate in the applicable Tag-along Sale pursuant to Section 4.04(d)(i) immediately prior to such time.

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“Tag-along Sale” has the meaning set forth in Section 4.04(a).

“Tag-along Stock” has the meaning set forth in Section 4.04(a).

“Tag-along Stockholder” has the meaning set forth in Section 4.04(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not directly or indirectly own or have the right to acquire any outstanding Capital Stock (or applicable Stock Equivalents); or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Capital Stock (or applicable Stock Equivalents).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Capital Stock or Stock Equivalents owned by a Person or any interest (including a beneficial interest) in any Capital Stock or Stock Equivalents owned by a Person. “Transfer”, when used as a noun, shall have a correlative meaning.

“Transfer Offer” has the meaning set forth in Section 4.03(a).

“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee or a Prospective Transferee.

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented, restated and otherwise modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. For purposes of this Agreement, “beneficial ownership” shall be calculated in accordance with Section 13 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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Article II

Management

Section 2.01 Board Composition. To the fullest extent permitted by Applicable Law, each Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other reasonably necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all reasonably necessary or desirable actions within its control, to ensure that:

(i) so long as the Investors beneficially own, in the aggregate, not less than five percent (5%) of the issued and outstanding Common Stock (calculated on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested), the Investors will be entitled to nominate such integral number of members of the Board of Directors of the Company (each member a “Director” and, collectively, the “Board” ) as is proportionate (or as close to proportionate as practicable in light of the number of Directors that constitute the Board) to its percentage of beneficial ownership of the outstanding Common Stock (calculated on a Fully Diluted Basis), but in any event at least one (the “Investor Nominees”, and upon election to the Board, the “Investor Directors”);

(ii) on and as of the date of the Closing under (and as defined in) the Option Agreement, the Board shall consist of not less than eight (8) Directors, with not less than three (3) of such Directors being Investor Directors (notwithstanding the provisions of Section 2.04(ix), if complying with this Section 2.01(ii) requires increasing the number of Directors to eight (8) Directors, such increase shall not require an affirmative vote of a Supermajority of the Board); and

(iii) within one year of the date of this Agreement, the Investors and the Management Stockholders shall mutually agree on a slate of either five or six directors for the Board, including independent directors, to be nominated for election at a meeting of shareholders of the Company, which slate shall include such number of Investor Nominees as is proportionate (or as close to proportionate as practicable in light of the number of Directors that constitute the Board) to the Investors’ percentage of beneficial ownership of the outstanding Common Stock (calculated on a Fully Diluted Basis), and the Company shall take such corporate actions as shall be reasonably necessary to reduce the size of the Board to consist of such number of Board seats as shall be mutually agreed by the Management Stockholders and the Investors;

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Section 2.02 Removal; Resignation; Vacancies.

(a) Removal. An Investor Director may be removed at any time as a Director on the Board (with or without cause) upon, and only upon, the written request of the Investors, except as required by Applicable Law. Each other Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to remove or replace from the Board such Investor Director upon, and only upon, such written request. Except as provided in the preceding sentence, unless the Investors shall otherwise consent in writing, to the fullest extent permitted by Applicable Law, no other Stockholder shall take any action to cause the removal of an Investor Director.

(b) Resignation. A Director may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

(c) Vacancies. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of an Investor Director, then the Investors shall have the right to designate an individual to fill such vacancy and the Company and each Stockholder (whether in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise) hereby agree to take such actions as may be necessary or desirable within his, her or its control (including, in the case of a Stockholder, by voting all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control) to ensure the election or appointment of such designee to fill such vacancy on the Board to the fullest extent permitted by Applicable Law. In the event that the Investors shall fail to designate in writing a representative to fill a vacant Investor Director position on the Board, and such failure shall continue for more than thirty (30) days after notice from the Company to the Investors with respect to such failure, then the vacant position shall be filled by an individual designated by the Investor Directors then in office; provided, that such individual shall be removed from such position if the Investors so direct and simultaneously designate a new Investor Director.

Section 2.03 Meetings of the Board of Directors.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Directors participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Nevada) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Director at least 48 hours prior to each such meeting.

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(b) Special Meetings. Special meetings of the Board shall be held on the call of such number of directors and upon such notice as provided in the Company’s bylaws. Any Director may waive such notice as to himself or herself.

(c)  Quorum Requirements. The presence of a majority of Directors then in office shall constitute a quorum. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 24 hours after written notice of such postponement has been given to the Directors.

(d) Recusal. Each Investor Director may recuse himself or herself from being present or participating at a meeting at which a matter is considered in which the Investors’ interest as the Note Holders under the Notes Agreement can be reasonably expected to be in conflict with the Investors’ interest as Stockholders, or voting on any such matter, and the Board may require each Investor Director to recuse himself or herself from being present or participating at such a meeting or voting on such a matter. Any recused Investor Director may be counted in determining the presence of a quorum at any meeting at which such a matter is considered but his or her vote shall not be counted in determining the number of required votes to approve such matter if he either voluntarily or mandatorily recuses himself or herself.

Section 2.04        Special Approval Matters. Until such time that the Investors beneficially own, in the aggregate, less than five percent (5%) of the issued and outstanding Common Stock (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested, but excluding any such beneficial ownership attributable to the holding of Notes under the Notes Agreement), the following actions shall require the affirmative vote of a Supermajority of the Board:

(i)   the direct or indirect transfer or other disposal of any of the Company’s ownership in any Company Subsidiary (whether by the Company or a Company Subsidiary);

(ii) any of the Company or any Company Subsidiary to engage in any business activity other than as permitted under Section 7.8 of the Notes Agreement;

(iii)  any transaction by the Company or any Company Subsidiary with any Affiliate of the Company (other than transactions between the Company and a Company Subsidiary or between Company Subsidiaries);

(iv)  the payment of any management fees or other payments to any Affiliate of the Company (other than salaries and other payments to officers and employees of the Company or any Company Subsidiaries), in each case in the amounts included in the Operating Budget (as defined in the Notes Agreement) approved at such time under the Notes Agreement;

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(v) sales of all or substantially all of the assets of the Company or any Company Subsidiary, any merger with or acquisition of any Person involving the Company or any Company Subsidiary or any transaction that would result in a Change of Control;

(vi)  the issuance of a new class of Capital Stock by the Company or of any Capital Stock by any Company Subsidiary;

(vii) any change in the auditor of the Company or any Company Subsidiary;

(viii) any amendment, supplement, restatement or other modification of the Certificate of Incorporation or any of the other organizational documents (including by-laws) of the Company or any Company Subsidiary;

(ix)  any increase in the numbers of Directors; and

(x) any increase in the number of shares of Common Stock reserved for issuance pursuant to Stock Option grants under the Stock Option Plan.

Notwithstanding anything herein to the contrary and for the avoidance of doubt, the incurrence of any indebtedness or issuance of Capital Stock of the Company or any Company Subsidiary shall be subject to the approval of the Board in accordance with the Company’s and such Company Subsidiary’s organizational documents, and any request for such Board approval shall be accompanied by a reasonably detailed plan of the Company to purchase assets or pursue contractual obligations or to secure projected liquidity shortfalls with the proceeds of such incurrence or issuance.

Section 2.05 Compensation; No Employment.

(a)  Compensation of Directors. The Company and each Stockholder acknowledges and agrees that:

(i) each Director shall be reimbursed by the Company for his or her reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board (or any committees thereof), pursuant to such policies as from time to time established by the Board.

(ii) Nothing contained in this Section 2.05 shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving reasonable compensation for such services.

(b) No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

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Section 2.06 Committees. The Company and each Stockholder acknowledges and agrees that the Board may, by resolution, designate from among the Directors one or more committees, each of which shall be comprised of one or more Directors. Any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in the Nevada Act. The Board may dissolve any committee or remove any member of a committee at any time.

Notwithstanding the foregoing provisions of this Section 2.06, to the fullest extent permitted by Applicable Law the Company and each Stockholder agree that, so long as the Investors are entitled to nominate one or more Investor Directors pursuant to Section 2.01(i), the Board shall have an audit committee, a compensation committee, and a nominating committee (with the duties and authority customarily given to such committees), and each such committee shall have at least one Investor Director thereon, as selected by the Investors, subject to such Investor Directors satisfying any independence or other qualification requirements imposed by the Exchange Act or the rules and regulations of any National Securities Exchange, to the extent applicable.

Section 2.07 Termination. This Article II, and the covenants contained herein, shall terminate upon the earliest to occur of (i) the Investors’ beneficial ownership of Common Stock is, in the aggregate, less than five percent (5%) of the issued and outstanding Common Stock (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested) or (ii) a Change of Control.

Article III

Pre-emptive Rights

Section 3.01 Pre-emptive Right.

(a)  Issuance of New Securities. So long as the Investors beneficially own, in the aggregate, not less than fifteen percent (15%) of the issued and outstanding Common Stock, the Company hereby grants to the Investors (in such a case, the “Pre-emptive Stockholder”) a right to purchase up to forty percent (40%) of any New Securities that the Company may from time to time propose to issue or sell to any Person; provided, that the provisions of this Section 3.01 shall not apply to any Excluded Issuance.

(b) Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale of New Securities described in Section 3.01(a) to the Pre-emptive Stockholder within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase the applicable New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

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(i) the number and description of New Securities proposed to be issued;

(ii) the proposed issuance date, which shall be at least ten (10) Business Days from the date of the Issuance Notice;

(iii)  the proposed purchase price per share of New Securities and all other material terms of the offer or sale; and

(iv)  if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Fair Market Value thereof.

(c)  Exercise of Pre-emptive Rights. The Pre-emptive Stockholders shall for a period of five (5) Business Days following the receipt of an Issuance Notice (the “Pre-emptive Exercise Period”) have the right to elect irrevocably to purchase all or any portion of their Pre-emptive Portion of any New Securities on the terms and conditions, including, the purchase price, set forth in the Issuance Notice by delivering a written notice to the Company (a “Pre-emptive Acceptance Notice”) specifying the number of New Securities they desire to purchase up to their Pre-emptive Portion. The delivery of a Pre-emptive Acceptance Notice by the Pre-emptive Stockholders shall be a binding and irrevocable offer by such Stockholders to purchase the New Securities described therein, allocated among them as they may agree. The failure of the Pre-emptive Stockholders to deliver a Pre-emptive Acceptance Notice by the end of the Pre-emptive Exercise Period shall constitute a waiver of their rights under this Section 3.01(c) with respect to the purchase of such New Securities, but shall not affect their rights with respect to any future issuances or sales of New Securities.

(d) Sales to the Prospective Purchaser. Following the expiration of the Pre-emptive Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which the Pre-emptive Stockholder declined to exercise the pre-emptive right set forth in this Section 3.01 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that: (i) such issuance or sale is closed within twenty (20) Business Days after the expiration of the Pre-emptive Exercise Period (subject to the extension of such twenty (20) Business Day period for a reasonable time not to exceed forty (40) Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Pre-emptive Stockholders in accordance with the procedures set forth in this Section 3.01.

(e)  Closing of the Issuance. The closing of any purchase by any Pre-emptive Stockholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 3.01, the Company shall deliver, or cause to be delivered, the New Securities in certificated form, free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to such purchasers and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Pre-emptive Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale, including, without limitation, entering into such additional agreements as may be necessary or appropriate.

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(f)  Underwritten Public Offering. Notwithstanding anything in this Article III to the contrary, in the event that any issuance of New Securities is to be made pursuant to an underwritten Public Offering, the Pre-emptive Stockholders shall have the right to purchase up to their Pre-emptive Portion in accordance with the following procedures. Upon approval by the Board of the commencement of an underwritten Public Offering by the Company (which approval shall set forth the proposed size of the underwritten Public Offering, the New Securities to be offered and an estimate (which may be based upon a midpoint of a range) of the offering price) and delivery by the Company of notice to the Pre-emptive Stockholders of such Board approval and related information, the Pre-emptive Stockholders shall elect within 3 Business Days of delivery of such notice to purchase up to their Pre-emptive Portion of such Public Offering based upon the terms approved by the Board by delivery of a written notice back to the Company within such 3 Business Day period. The Pre-emptive Stockholders may revoke such election to purchase if (i) the non-pricing terms of any agreements proposed to be entered into by the Pre-emptive Stockholders in connection with the underwritten Public Offering are not commercially reasonable or would adversely affect the liquidity of the Shares beneficially owned by the Pre-emptive Stockholders or (ii) the pricing of such New Securities offered by the underwriters in connection with such underwritten Public Offering is less than 95% of, or greater than 105% of, the estimated price previously approved by the Board (in which event the Pre-emptive Stockholders may elect to reduce or eliminate their purchase of New Securities entirely in connection with the underwritten Public Offering).

(g) Termination. This Section 3.01, and the covenants contained herein, shall terminate upon the earliest to occur of (i) the Investors’ beneficial ownership of Common Stock is, in the aggregate, less than fifteen percent (15%) of the issued and outstanding Common Stock (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested) or (ii) a Change of Control.

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Article IV

Transfer

Section 4.01 General Restrictions on Transfer.

(a)  Management Stockholders. Each Management Stockholder acknowledges and agrees that until the termination contemplated in Section 3.01(g), such Management Stockholder (or any Permitted Transferee of such Management Stockholder) shall not Transfer any Common Stock, Preferred Stock, or Stock Equivalents, except:

(A) pursuant to Section 4.02;

(B) pursuant to Section 4.03; or

(C) upon the exercise of a tag-along right by a Tag-along Stockholder pursuant to Section 4.04.

Any such Transfer by a Management Stockholder shall be made only either as permitted pursuant to Section 4.02 or in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 4.01 and Section 4.03 and Section 4.04, as applicable.

(b) Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 4.02), each Stockholder agrees that (A) except to the extent permitted by Section 4.02, any Transfer will be subject to Section 4.04 and (B) it will not, directly or indirectly, Transfer any of its Capital Stock or Stock Equivalents, and the Company agrees that it shall not issue any Capital Stock or Stock Equivalents:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Capital Stock or Stock Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iii) if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.

(c)  Joinder Agreement. Except with respect to any Transfer pursuant to a Public Offering, no Transfer of Capital Stock or Stock Equivalents pursuant to any provision of this Agreement shall be deemed completed until the Transferee shall have entered into a Joinder Agreement.

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(d) Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Capital Stock or Stock Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to Section 4.01(c) above, shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Capital Stock or Stock Equivalents for all purposes of this Agreement.

Section 4.02 Permitted Transfers. Subject to Section 4.01 above, including the requirement to enter into a Joinder Agreement pursuant to Section 4.01(c) above, the provisions of Section 4.03 and Section 4.04 shall not apply to any of the following Transfers by any Stockholder of any of its Capital Stock or Stock Equivalents:

(a)  With respect to the Investors, to any Affiliate of any Investor;

(b) With respect to each Management Stockholder, to any Affiliate of such Management Stockholder that executes a Joinder Agreement;

(c)  With respect to any Management Stockholder, to any Person as part of a Public Offering occurring at least six months after the date hereof, provided that the aggregate of the Common Stock owned by the Management Stockholders is not less than five percent (5%) of the issued and outstanding Common Stock at any time (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested);

(d) With respect to each Management Stockholder, to the Company that are approved by the Board, provided that the aggregate of the Common Stock owned by the Management Stockholders is not less than five percent (5%) of the issued and outstanding Common Stock at any time (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested); and

(e)  With respect to each Management Stockholder, Transfers in connection with a tender offer for all or substantially all of the outstanding capital stock of the Company that is made available to all stockholders of the Company and recommended to the stockholders of the Company by the Board in accordance with the tender offer rules of the Securities and Exchange Commission.

Section 4.03 Right of First Refusal.

(a)  Offered Stock. At any time prior to the termination contemplated in Section 3.01(g), and subject to the terms and conditions specified in Section 4.01, Section 4.02, this Section 4.03 and Section 4.04, the Investors and each Management Stockholder holding Preferred Stock or Common Stock (collectively with the Investor, the “ROFR Rightholders”) shall have a right of first refusal if any other Management Stockholder (the “Offering Stockholder”) receives a bona fide offer from any Person (a “Prospective Transferee”) that the Offering Stockholder desires to accept (a “Transfer Offer”) to Transfer all or any portion of any Shares (or applicable Stock Equivalents) it owns (the “Offered Stock”). Each time an Offering Stockholder receives a Transfer Offer for any Offered Stock from a Prospective Transferee, the Offering Stockholder shall first make an offering of the Offered Stock to each ROFR Rightholder other than the Offering Stockholder (the “Applicable ROFR Rightholders”), all in accordance with the following provisions of this Section 4.03, prior to Transferring such Offered Stock to the Prospective Transferee. For any particular Transfer Offer, this right of first refusal and the terms and conditions set forth in this Section 4.03 shall be applied separately on a class-by-class and series-by-series basis for each class or series of Offered Stock, as applicable (including for purposes of calculating the respective ROFR pro rata portions in Section 4.03(d)).

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(b) Offered Stock Transfer Exceptions. Notwithstanding anything herein to the contrary, the right of first refusal in Section 4.03(a) shall not apply to any Transfer Offer or Transfer of Shares (or applicable Stock Equivalents) that are:

(i) permitted by and made in accordance with Section 4.02;

(ii) are made by a Tag-along Stockholder upon the exercise of its tag-along right pursuant to Section 4.04 after the Applicable ROFR Rightholders have declined to exercise their rights in full under this Section 4.03; or

(iii)  made pursuant to a Public Offering.

(c)  Offer Notice.

(i) The Offering Stockholder shall, within five (5) Business Days of receipt of the Transfer Offer, give written notice (a “ROFR Notice”) to the Company and each Applicable ROFR Rightholder stating that it has received a Transfer Offer for the Offered Stock and specifying:

(A)	the class(es) or series and the applicable aggregate number of shares of Offered Stock to be Transferred by the Offering Stockholder;

(B)	the proposed date, time and location of the closing of the Transfer, which shall not be less than thirty (30) Business Days from the date of the ROFR Notice;

(C)	the purchase price per share for each applicable class or series of Offered Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer Offer; and

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(D)	the name of the Prospective Transferee who has offered to purchase such Offered Stock.

For the avoidance of doubt, in the event of a Transfer Offer involving more than one class or series of Offered Stock, the Offering Stockholder may deliver a single ROFR Notice to the Company and each Applicable ROFR Rightholder.

(ii) The ROFR Notice shall constitute the Offering Stockholder’s offer to Transfer all of the Offered Stock to the Applicable ROFR Rightholders in accordance with the provisions of this Section 4.03, which offer shall be irrevocable until the end of the Applicable ROFR Rightholder Option Period described in Section 4.03(d)(ii).

(iii)  By delivering the ROFR Notice, the Offering Stockholder represents and warrants to the Company and each Applicable ROFR Rightholder that:

(A)	the Offering Stockholder has full right, title and interest in and to the Offered Stock described in the ROFR Notice;

(B)	the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the ROFR Notice as contemplated by this Section 4.03; and

(C)	the Offered Stock described in the ROFR Notice is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d) Exercise of Right of First Refusal; Over-Allotment Option.

(i)   Upon receipt of the ROFR Notice, each Applicable ROFR Rightholder shall have the right to purchase the Offered Stock on the terms and purchase price(s) set forth in the ROFR Notice. The Applicable ROFR Rightholders shall have the right to purchase all (but not less than all) of their respective ROFR Pro Rata Portions of each class or series of the remaining Offered Stock, in accordance with the procedures set forth in Section 4.03(d)(ii). Notwithstanding the foregoing, the Applicable ROFR Rightholders may only exercise their right to purchase the Offered Stock if, after giving effect to all elections made under this Section 4.03(d), no less than all of each class or series of Offered Stock will be purchased by the Applicable ROFR Rightholders.

(ii) For a period of ten (10) Business Days following the receipt of a ROFR Notice (such period, the “Applicable ROFR Rightholder Option Period”), each Applicable ROFR Rightholder shall have the right to elect to purchase all (but not less than all) of its ROFR Pro Rata Portion of each class or series of Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Applicable ROFR Rightholder Exercise Notice”) specifying its desire to purchase its ROFR Pro Rata Portion of each class or series of Offered Stock, on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Applicable ROFR Rightholder.

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(iii)  If the Applicable ROFR Rightholders pursuant to Section 4.03(d)(ii) do not, in the aggregate, elect to purchase all of the Offered Stock, each Applicable ROFR Rightholder electing pursuant to Section 4.03(d)(ii) to purchase its entire ROFR Pro Rata Portion of each class or series of remaining Offered Stock (each, an “Exercising Applicable ROFR Rightholder”) shall have the right to purchase all or any portion of any class or series of remaining Offered Stock not elected to be purchased by the Applicable ROFR Rightholders. As promptly as practicable following the Applicable ROFR Rightholder Exercise Period, the Offering Stockholder shall deliver a written notice to each Exercising Applicable ROFR Rightholders (an “Exercising Applicable ROFR Rightholder Notice”) stating the number(s) and type(s) of remaining Offered Stock available for purchase following the Applicable ROFR Rightholder Exercise Period. For a period of ten (10) Business Days following the receipt of an Exercising Applicable ROFR Rightholder Notice (such period, the “Exercising Applicable ROFR Rightholder Option Period”), each Exercising Applicable ROFR Rightholder shall have the right to elect to purchase all or any portion of each class or series of remaining Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Exercising Applicable ROFR Rightholder Exercise Notice”) specifying the number(s) and type(s) of additional remaining Offered Stock it desires to purchase on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Exercising Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Exercising Applicable ROFR Rightholder.

(iv)  The failure of any Applicable ROFR Rightholder to deliver an Applicable ROFR Rightholder Exercise Notice by the end of the Applicable ROFR Rightholder Option Period or the Exercising Applicable ROFR Rightholder Option Period, as applicable, shall constitute a waiver of the applicable rights of first refusal under this Section 4.03 with respect to the Transfer of the Offered Stock, but shall not affect their respective rights with respect to any future Transfers.

(e)  Allocation of Offered Stock. Upon the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the expiration of the Exercising Applicable ROFR Rightholder Option Period, each class or series of remaining Offered Stock shall be allocated for purchase among the Exercising Applicable ROFR Rightholders, as follows:

(i)   First, to each Exercising Applicable ROFR Rightholder having elected pursuant to Section 4.03(d)(ii) to purchase its entire ROFR Pro Rata Portion of each class or series of remaining Offered Stock, such Applicable ROFR Rightholder’s ROFR Pro Rata Portion of each class or series of such remaining Offered Stock; and

(ii) Second, the balance, if any, not allocated under clause (i) above shall be allocated to those Exercising Applicable ROFR Rightholders electing pursuant to Section 4.03(d)(iii) to purchase a number of remaining Offered Stock exceeding their respective ROFR Pro Rata Portions, in an amount, with respect to each such Exercising Applicable ROFR Rightholder, that is equal to the lesser of:

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(A)	the number of such class or series of remaining Offered Stock that such Exercising Applicable ROFR Rightholder elected to purchase in excess of its applicable ROFR Pro Rata Portion; and

(B)	the product of (1) the number of each class or series of remaining Offered Stock not allocated under Section 4.03(e)(i) multiplied by (2) a fraction, the numerator of which is the number of such class or series of remaining Offered Stock that such Exercising Applicable ROFR Rightholder was permitted to purchase pursuant to Section 4.03(e)(i), and the denominator of which is the aggregate number of such class or series of remaining Offered Stock that all Exercising Applicable ROFR Rightholders were permitted to purchase pursuant to Section 4.03(e)(i);

provided, that if following the allocation under this Section 4.03(e)(ii) there are any remaining unallocated shares of and class or series of remaining Offered Stock, those shares shall be allocated to those Exercising Applicable ROFR Rightholders who have not yet been allocated their full share election of such class or series made pursuant to Section 4.03(d)(iii) pro rata based on the number of remaining shares of such class or series elected to be purchased by those Exercising Applicable ROFR Rightholders until no Offered Stock remains.

(f)  Consummation of Sale to the Applicable ROFR Rightholders. In the event that the Applicable ROFR Rightholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock, then the Offering Stockholder shall sell such Offered Stock to the Applicable ROFR Rightholders, and the Applicable ROFR Rightholders, as the case may be, shall purchase such Offered Stock, within sixty (60) days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period (either of which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). Each Stockholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.03(f), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 4.03(f), the Offering Stockholder shall deliver to the participating Applicable ROFR Rightholders certificates (if any) representing the Offered Stock to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Applicable ROFR Rightholders by certified or official bank check or by wire transfer of immediately available funds.

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(g) Sale to Proposed Purchaser. In the event that the Applicable ROFR Rightholders shall not have collectively elected to purchase all of the Offered Stock, then, provided the Offering Stockholder has also complied with the provisions of Section 4.04 and Section 4.01, to the extent applicable, the Offering Stockholder may Transfer all of such Offered Stock, at a price per share for each applicable class or series of Offered Stock not less than that specified in the ROFR Notice and on other terms and conditions which are not materially more favorable in the aggregate to the Prospective Transferee than those specified in the ROFR Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period. Any Offered Stock not Transferred within such 90-day period will be subject to the provisions of this Section 4.03 upon subsequent Transfer.

(h) Termination. This Section 4.03, and the covenants contained herein, shall terminate upon the earliest to occur of (i) the Investors’ beneficial ownership of Common Stock is, in the aggregate, less than fifteen percent (15%) of the issued and outstanding Common Stock (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested) or (ii) a Change of Control.

Section 4.04 Tag-along Right.

(a)  Participation on Sale of Stock. Subject to the terms and conditions specified in Section 4.01 and this Section 4.04, if any Stockholder (the “Selling Stockholder”) proposes to Transfer any of its Shares (or Stock Equivalents) (collectively, the “Tag-along Stock”) to any Person, each other Stockholder holding shares of Preferred Stock or Common Stock (each, a “Tag-along Stockholder”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 4.04. This participation right and the terms and conditions set forth in this Section 4.04 shall be applied separately on a class-by-class and series-by-series basis for each class or series of Tag-along Stock, as applicable.

(b) Tag-along Sale Exceptions. Notwithstanding anything herein to the contrary, the provisions of this Section 4.04 shall not apply to any Transfer of Tag-along Stock that is:

(i) permitted by and made in accordance with Section 4.02;

(ii) made to any Applicable ROFR Rightholder pursuant to the exercise of the rights set forth in Section 4.03; or

(iii)  made pursuant to a Public Offering.

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(c)  Tag-along Notice. The Selling Stockholder shall deliver to the Company and each other Tag-along Stockholder a written notice (a “Tag-along Notice”) of the proposed Tag-along Sale within (i) five (5) Business Days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period, in the event that the Applicable ROFR Rightholders shall not have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock pursuant to Section 4.03, or (ii) twenty (20) Business Days prior to the consummation of any Tag-along Sale which was not subject to Section 4.03.

The Tag-along Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail:

(i)   The class(es) or series and applicable aggregate number of Tag-along Stock the Selling Stockholder proposes to Transfer;

(ii) The identity of the prospective Transferee(s);

(iii)  The proposed date, time and location of the closing of the Tag-along Sale, which shall not be less than sixty (60) Business Days from the date of the Tag-along Notice;

(iv)  The purchase price per share for each applicable class or series of Tag-along Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(v) A copy of any form of agreement proposed to be executed in connection therewith.

For the avoidance of doubt, in the event of a Tag-along Sale involving more than one class or series of Tag-along Stock, the Selling Stockholder may deliver a single Tag-along Notice to the Company and each Tag-along Stockholder.

(d) Exercise of Tag-along Right.

(i) Each Tag-along Stockholder may exercise its right to participate in the Tag-along Sale on the terms described in the Tag-along Notice by delivering to the Selling Stockholder a written notice (a “Tag-along Exercise Notice”) stating its election to do so for each class or series of Tag-along Stock included in the Tag-along Notice no later than ten (10) Business Days after receipt of the Tag-along Notice (the “Tag-along Exercise Period”). The election of each Tag-along Stockholder set forth in a Tag-along Exercise Notice shall be irrevocable, and, to the extent the offer in the Tag-along Notice is accepted, such Tag-along Stockholder shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 4.04. If one or more Tag-along Stockholders elects pursuant to a Tag-along Exercise Notice and this Section 4.04(d)(i) to participate in the Tag-along Sale, the number of each applicable class or series of Tag-along Stock that the Selling Stockholder may sell in the Tag-along Sale shall be correspondingly reduced in accordance with Section 4.04(d)(ii).

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(ii) The Selling Stockholder and each Tag-along Stockholder timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall have the right to Transfer in the Tag-along Sale the number of Shares (or applicable Stock Equivalents) of each class or series of Tag-along Stock set out in the applicable Tag-along Notice, treated as separate classes for purposes of this calculation, equal to the product of (A) the aggregate number of shares of the particular class or series of Tag-along Stock, as the case may be, set out in the applicable Tag-along Notice and (B) such Stockholder’s Tag-along Pro Rata Portion for the applicable class or series of Tag-along Stock. Any Tag-along Stockholder may elect to sell in the Tag-along Sale less than the number of Shares (or Stock Equivalents) calculated pursuant to this Section 4.04(d)(ii) for any particular class or series of Tag-along Stock, in which case the Selling Stockholder and each Tag-along Stockholder timely electing to sell its full Tag-along Pro Rata Portion of each applicable class or series of Tag-along Stock in the Tag-along Sale pursuant to this Section 4.04(d)(ii) (each, a “Fully Electing Tag-along Stockholder”) shall have the right, pursuant to Section 4.04(e), to sell the applicable shares of Tag-along Stock not elected to be sold by a Tag-along Stockholder.

(e)  Remaining Tag-along Stock.

(i) If any Tag-along Stockholder either declines to exercise its right to participate in any Tag-along Sale under Section 4.04(d) or elects to exercise it with respect to less than its full Tag-along Pro Rata Portion for any class or series of Tag-along Stock, the Selling Stockholder shall deliver a written notice (a “Remaining Tag-along Stock Notice”) to each of the Fully Electing Tag-along Stockholders within five (5) Business Days following the expiration of the Tag-along Exercise Period, informing each Fully Electing Tag-along Stockholder of the aggregate number of shares of each class or series of Tag-along Stock that the Tag-along Stockholders have not elected to sell (such shares, the “Remaining Tag-along Stock”). The Selling Stockholder and each Fully Electing Tag-along Stockholder shall be entitled to Transfer in the Tag-along Sale, in addition to any applicable Shares (or Stock Equivalents) already being Transferred by such Stockholder pursuant to this Section 4.04, a number of Shares (or applicable Stock Equivalents) of each class or series of Remaining Tag-along Stock, treated separately for purposes of this calculation, held by it equal to the product of (A) the number of Shares (or Stock Equivalents) of the applicable class or series of Remaining Tag-along Stock, and (B) a fraction determined by dividing (1) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Remaining Tag-along Stock owned by such Stockholder, by (2) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Remaining Tag-along Stock owned by the Selling Stockholder and all of the Fully Electing Tag-along Stockholders.

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(ii) Each Fully Electing Tag-along Stockholder shall exercise its right to sell Remaining Tag-along Stock in accordance with Section 4.04(e)(i) by delivering to the Selling Stockholder a written notice (a “Remaining Tag-along Stock Exercise Notice”) stating its election to do so and specifying the number of additional Shares (or applicable Stock Equivalents) of each applicable class or series of Remaining Tag-along Stock held by it to be included in the Tag-along Sale pursuant to Section 4.04(e)(i)), no later than five (5) Business Days after receipt of the Remaining Tag-along Stock Notice (the “Remaining Tag-along Stock Exercise Period”).

(iii)  The election of each Fully Electing Tag-along Stockholder set forth in a Remaining Tag-along Stock Exercise Notice shall be irrevocable, and, to the extent the offer in the Tag-along Notice is accepted, such Fully Electing Tag-along Stockholder shall be bound and obligated to consummate the Transfer of the additional Shares (or applicable Stock Equivalents) allocable to it on the terms and conditions set forth in this Section 4.04.

(f)  Waiver. Each Tag-along Stockholder who does not deliver a Tag-along Exercise Notice in compliance with Section 4.04(d)(i) and each Fully Electing Tag-along Stockholder who does not deliver a Remaining Tag-along Stock Exercise Notice in compliance with Section 4.04(e) shall be deemed to have waived all of such Tag-along Stockholder’s and all such Fully Electing Tag-along Stockholder’s rights to participate in the Tag-along Sale with respect to the Capital Stock (or applicable Stock Equivalents) or, in the case of a Fully Electing Tag-along Stockholder, the applicable portion thereof owned by such Tag-along Stockholder, and the Selling Stockholder shall (subject to the rights of any other participating Tag-along Stockholder or Fully Electing Tag-along Stockholder) thereafter be free to sell to the prospective Transferee the Tag-along Stock or Remaining Tag-along Stock, as applicable, identified in the Tag-along Notice or the Remaining Tag-along Stock Exercise Notice, as applicable, at a per share price for each class or series of such Tag-along Stock or Remaining Tag-along Stock, as applicable, that is no greater than the applicable per share price set forth in the Tag-along Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Stockholder than those set forth in the Tag-along Notice, without any further obligation to the non-accepting Tag-along Stockholders or Fully Electing Tag-along Stockholders, as applicable.

(g) Conditions of Sale.

(i) Each Stockholder participating in the Tag-along Sale shall receive the same consideration per class or series of Tag-along Stock, after deduction of such Stockholder’s proportionate share of the related expenses in accordance with Section 4.04(i) below. In addition, no Transfer of any Tag-along Stock by the Selling Stockholder in the Tag-along Sale shall occur unless the prospective Transferee simultaneously purchases the Shares (or applicable Stock Equivalents) elected to be sold by the Tag-along Stockholders pursuant to Section 4.04(d)(i) and Section 4.04(e).

(ii) Each Tag-along Stockholder shall execute the applicable purchase agreement, if any, and shall make or provide the same representations, warranties, covenants and indemnities as the Selling Stockholder makes or provides in connection with the Tag-along Sale; provided, that each Tag-along Stockholder shall only be obligated to make representations and warranties that relate specifically to a Stockholder (as opposed to the Company and its business) with respect to the Tag-along Stockholder’s title to and ownership of the applicable Shares (or Stock Equivalents), authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Stockholder, and other similar representations and warranties made by the Selling Stockholder, and shall not be obligated to make any of the foregoing representations and warranties with respect to any other Stockholder or their Shares (or Stock Equivalents); provided, further, that all indemnities and other obligations shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and severally (A) with respect to breaches of representations, warranties and covenants made by the Selling Stockholder and the Tag-along Stockholders relating to the Company and its business, if any, pro rata based on the aggregate consideration received by the Selling Stockholder and each Tag-along Stockholder in the Tag-along Sale, and (B) in an amount not to exceed for the Selling Stockholder or any Tag-along Stockholder, the aggregate consideration received by the Selling Stockholder and each such Tag-along Stockholder in connection with the Tag-along Sale, as applicable, plus the amount of any consideration forfeited by the Selling Stockholder or such Tag-along Stockholder, as applicable, to which it is entitled but has not yet received (including, without limitation, as a result of an escrow agreement, earn-out or similar arrangement).

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(iii)  Each holder of then currently exercisable Stock Equivalents with respect to a class or series of Tag-along Stock proposed to be Transferred in a Tag-along Sale shall be given an opportunity to convert such Stock Equivalents into the applicable class or series of Tag-along Stock prior to the consummation of the Tag-along Sale and participate in such sale as holders of such class or series of Tag-along Stock.

(h) Cooperation. Subject to Section 4.04(g)(ii), each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation entering into agreements and delivering certificates and instruments (including stock certificates evidencing the applicable Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Selling Stockholder.

(i)  Expenses. The fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Stockholders (it being understood that costs incurred by or on behalf of a Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Tag-along Stockholders), to the extent not paid or reimbursed by the Company or the prospective Transferee, shall be shared by the Selling Stockholder and all the participating Tag-along Stockholders on a pro rata basis, based on the aggregate consideration received by each such Stockholder; provided, that no Tag-along Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

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(j)   Consummation of Sale. Subject to the requirements and conditions of this Section 4.04 and the other applicable provisions of this Agreement, including Section 4.01 hereof, the Selling Stockholder shall have sixty (60) days following the expiration of the Tag-along Exercise Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Stockholder than those set forth in the Tag-along Exercise Notice (which sixty (60) day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Stockholder has not completed the Tag-along Sale, the Selling Stockholder may not then effect a Transfer that is subject to this Section 4.04 without again fully complying with the provisions of this Section 4.04. At the closing of the Tag-along Sale, each of the Tag-along Stockholders timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall enter into the agreements and deliver the certificates and instruments, in each case, required by Section 4.04(g) and Section 4.04(h) against payment therefor directly to the Tag-along Stockholder of the portion of the aggregate consideration to which each such Tag-along Stockholder is entitled in the Tag-along Sale in accordance with the provisions of this Section 4.04.

(k) Transfers in Violation of the Tag-along Right. If the Selling Stockholder sells or otherwise Transfers to the prospective Transferee any of its Capital Stock (or Stock Equivalents) in breach of this Section 4.04, then each Tag-along Stockholder shall have the right to sell to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of Shares (or applicable Stock Equivalents) of each applicable class or series that such Tag-along Stockholder would have had the right to sell to the prospective Transferee pursuant to this Section 4.04, for a per share amount and form of consideration and upon the terms and conditions on which the prospective Transferee bought such shares from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, that nothing contained in this Section 4.04(k) shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 4.04. The Selling Stockholder shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholder’s rights under this Section 4.04(k).

(l) Termination. This Section 4.04, and the covenants contained herein, shall terminate upon the earliest to occur of (i) the Investors’ beneficial ownership of Common Stock is, in the aggregate, less than fifteen percent (15%) of the issued and outstanding Common Stock (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested) or (ii) a Change of Control.

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Article V

Representations and Warranties

Section 5.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a)  Such Stockholder has full capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder has duly executed and delivered this Agreement.

(b) This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(c)  Except for this Agreement, the Notes Agreement, the Option Agreement, the Stock Option Plan, Award Agreements and the Registration Rights Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Capital Stock or Stock Equivalents of the Company, including agreements or arrangements with respect to the acquisition or disposition of any such Capital stock or Stock Equivalents or any interest therein or the voting of any Capital Stock or Stock Equivalents (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(d) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Article VI

Miscellaneous

Section 6.01 Expenses. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the Investors (including the reasonable and documented fees, expenses and disbursements of consultants and counsel to the Investors in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents (as defined in the Notes Agreement).

Section 6.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

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Section 6.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to the Company:	Eco-Stim Energy Solutions, Inc. 2930 W. Sam Houston Pkwy N. Suite 275 Houston, Texas 77043 Facsimile: 281-531-7291 E-mail: cboswell@ecostim-es.com Attention: President and Chief Executive Officer

with a copy to:	Vinson & Elkins LLP 1001 Fannin Street Suite 2500 Houston, Texas 77002-6760 Facsimile: (713) 615-5650 E-mail: mstrock@velaw.com Attention: W. Matthew Strock

If to Investors:

ACM Emerging Markets Master Fund I, L.P.
C/O Albright Capital Management LLC

1101 New York Avenue, NW
Washington, DC 20005

Facsimile: 1 202 370 3555

E-mail: aalsati@albrightcapital.com;
noliveira@albrightcapital.com

Attention: Ahmad Al-Sati; Nelson Oliveira;
Nelson Oliveira

with a copy to:	Norton Rose Fulbright 666 Fifth Avenue New York, New York 10103-3198 Facsimile: 212-318-3400 E-mail: steven.suzzan@nortonrosefulbright.com Attention: Steven I. Suzzan

If to a Management Stockholder, to such Management Stockholder’s respective mailing address as set forth on Schedule A.

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Section 6.04 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 6.05 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 6.06 Entire Agreement.

(a)  This Agreement, together with the Certificate of Incorporation, the Stock Option Plan, the Award Agreements, the Notes Agreement, the Option Agreement, the Registration Rights Agreement and any Joinder Agreements executed after the date hereof (collectively, the “Related Agreements”), and all related Exhibits and Schedules hereto and thereto constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(b) In the event of an inconsistency or conflict between the provisions of this Agreement and any provisions of any Related Agreement with respect to the subject matter herein, the terms of this Agreement shall control.

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Section 6.07 Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns (including, in the case of any Investor, the assignee of any note held by such Investor under the Notes Agreement, which assignee shall be deemed an “Investor” for any purposes hereunder). This Agreement may not be assigned by any Management Stockholder except as provided in this Agreement (or as otherwise consented to in a prior writing by the Investor) and any such assignment in violation of this Agreement shall be null and void.

Section 6.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09 Amendment. No provision of this Agreement may be amended, supplemented, or otherwise modified except by an instrument in writing executed by the Company, the Investors, and Stockholders holding a majority of the issued and outstanding shares of Common Stock owned by Stockholders; provided, however, that any amendment, supplement or modification that imposes an additional burden on any Management Stockholder or that adversely affects any Management Stockholder in a manner that is disproportionate to all other Stockholders in any material respects shall require the consent of the Management Stockholders holding a majority of the issued and outstanding shares of Common Stock owned by the Management Stockholders. Any such written amendment or modification will be binding upon the Company and each Stockholder.

Section 6.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 6.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in, Section 4.03(d)(iv), Section 4.04(f) and Section 6.13 hereof.

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Section 6.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 6.12 Submission to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR ANY STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE SOUTHERN DISTRICT OF NEW YORK LACKS SUBJECT MATTER JURISDICTION). BY EXECUTING AND DELIVERING THIS AGREEMENT, THE ISSUER FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ISSUER, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 6.03;

(d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE ISSUER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(e) AGREES THAT THE NOTE PURCHASERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE ISSUER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(f) AGREES THAT THE PROVISIONS OF THIS SECTION 6.12 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

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Section 6.13 Waiver of Jury Trial. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties each acknowledge that this waiver is a material inducement for the parties to enter into a business relationship that the parties have already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The parties further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 6.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 6.15 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.16 Counterparts. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each party hereto and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party hereto.

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Section 6.17 Legend. In addition to any other legend required by Applicable Law, all physical certificates registered in the name of the Stockholder representing issued and outstanding Capital Stock shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER RIGHTS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDER RIGHTS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 6.18 Irrevocable Proxy and Power of Attorney. Each Management Stockholder hereby appoints Investor and any designee of Investor, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to such Management Stockholder’s Shares (or applicable Stock Equivalents) in accordance with the provisions of Article II of this Agreement. This proxy and power of attorney is given to secure the performance of the obligations of the Management Stockholders under this Agreement. Each Management Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Management Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by any Management Stockholder with respect to such Management Stockholder’s Shares or applicable Stock Equivalents. The power of attorney granted by each Management Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Management Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of the provisions of Article II in accordance with their terms.

Section 6.19 Spousal Consent. If required under Applicable Law in the applicable Stockholder’s state of residence, each Management Stockholder who is married on the date of this Agreement shall cause such Management Stockholder’s spouse to execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (a “Spousal Consent”), dated as of the date hereof. If any Management Stockholder should marry following the date of this Agreement, such Management Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within thirty (30) days thereof.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: ECO-STIM ENERGY SOLUTIONS, INC.
By:	/s/ Jon Christopher Boswell
Name:	Jon Christopher Boswell
Title:	President and Chief Executive Officer

The Investor: ACM EMERGING MARKETS MASTER FUND I, L.P., a Cayman Islands exempted limited partnership By: ALBRIGHT CAPITAL MANAGEMENT LLC, its General Partner

By:	/s/ Ahmad Al-Sati
Name:	Ahmad Al-Sati
Title:	Authorized Officer

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By:	/s/ Jon Christopher Boswell
Name:	Jon Christopher Boswell

By:	/s/ Mark Stevenson
Name:	Mark Stevenson

By:	/s/ Carlos Fernandez
Name:	Carlos Fernandez

By:	/s/ Alexander Nickolatos
Name:	Alexander Nickolatos

By:	/s/ Craig Murrin
Name:	Craig Murrin

By:	/s/ Bobby Chapman
Name:	Bobby Chapman

By:	/s/ Miguel Di Vincenzo
Name:	Miguel Di Vincenzo

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EXHIBIT A

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Stockholder Rights Agreement, dated as of May 28, 2014, (as amended from time to time, the “Stockholder Rights Agreement”), by and among ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Company”), ACM EMERGING MARKETS MASTER FUND I, L.P. a Cayman Islands exempted limited partnership, and each Person identified on Exhibit A thereto and executing a signature page thereto. Pursuant to and in accordance with Section 4.02(c) of the Stockholder Rights Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Stockholder Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholder Rights Agreement as though an original party thereto and shall be deemed to be a Stockholder (as defined therein) of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholder Rights Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[TRANSFEREE STOCKHOLDER]

By
Name:
Title:

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EXHIBIT B

FORM OF SPOUSAL CONSENT

I, _______________, spouse of _______________, acknowledge that I have read the Stockholder Rights Agreement dated as of May 28, 2014, (as amended from time to time, the “Stockholder Rights Agreement”), by and among ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Company”), ACM EMERGING MARKETS MASTER FUND I, L.P. a Cayman Islands exempted limited partnership, and each Person identified on Schedule A thereto and executing a signature page thereto, to which this Consent is attached as Exhibit B (as the same may be amended or amended and restated from time to time, the “Agreement”), and that I understand the contents of the Agreement. I am aware that my spouse is a party to the Agreement and the Agreement contains provisions regarding the voting and transfer of shares of Capital Stock (as defined in the Agreement) of the Company which my spouse may own, including any interest I might have therein.

I hereby agree that I and any interest, including any community property interest, that I may have in any shares of Capital Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement, including any restrictions on the transfer or other disposition of any shares of Capital Stock or voting or other obligations as set forth in the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement.

This Consent shall be binding on my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent.

[SIGNATURE PAGE FOLLOWS]

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Dated as of __________

Signature

Print Name

[To be notarized if required under applicable state law.]

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SCHEDULE A

MANAGEMENT STOCKHOLDERS

Stockholder Name and Address

Jon Christopher Boswell [***]

Mark Stevenson [***]

Carlos Fernandez [***]

Alexander Nickolatos [***]

Craig Murrin [***]

Bobby Chapman [***]

Miguel DiVincenzo [***]

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